Exhibit 10.5

CORPORATE VISION, INC.

3 Broad Street

Suite 300

Charleston, South Carolina 29410

March 5, 2002

Gregory J. Gibson Gregory J. Gibson

President 492 McClurg Road

Stony's Trucking Co. Youngstown, OH 44512

492 McClurg Road

Youngstown, OH 44152

Re: Agreement and Plan of Merger and Reorganization

Dear Mr. Gibson:

I am writing in connection with the above-referenced Agreement and Plan of Merger and Reorganization (the "Agreement") dated March 5, 2002 by and among Gregory J. Gibson ("Gibson"), Stony's Trucking Co. (the "Company") and certain of its subsidiaries, Corporate Vision, Inc. ("Parent"), and Stony's Acquisition Corp. For purposes of this letter, all capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Agreement.

As you are aware, in consideration of the approval and consent of Gibson and the Company to the Merger, among other consideration, Parent agreed to issue the CVIA Common Stock and the Bonus Stock under the Agreement and Employment Agreement, respectively, to Gibson so that, as of Closing, Gibson will own 20,500,000 shares of Parent Common Stock (the "Gibson Shares"). Subject to the matters disclosed in the Parent's Exceptions Schedule, the Parent represents and warrants under the Agreement that as of Closing (excluding the Gibson Shares), there are 52,672,336 shares of Parent common stock issued and outstanding, and 152,889 shares of Series A Non-Cumulative, Convertible Preferred Stock of Parent issued and outstanding (the "Preferred Stock"). Under the apparent terms of the Preferred Stock as set forth in Section 3.2(i) of the Parent's Exceptions Schedule, each share of Preferred Stock will automatically convert into ten (10) shares of Parent common stock as of September 1, 2003. Parent is also obligated to declare two (2) separate one-fifth (1/5) share dividends with respect to each share of Preferred Stock in the event a minimum trading price of Parent common stock or certain earnings are not achieved. The Parties accordingly entered into the Agreement with the understanding that, following the issuance of the share dividends with respect to the Preferred Stock and conversion of Preferred Stock (resulting in the issuance of 2,201,602 shares of Parent Common Stock), the Gibson Shares would constitute twenty-seven and 20/100 percent (27.20%) of the issued and outstanding shares of the Parent Common Stock (the "Ownership Percentage").

The Parent disclosed to Gibson and the Company under Section 3.2(d) of Parent's Exceptions Schedule that three (3) forward stock splits (the "Stock Splits") have occurred since the issuance of the Preferred Stock, and that the number of shares of Preferred Stock was adjusted only with respect to one (1) of such Stock Splits. If the number of shares of Preferred Stock were adjusted proportionately for all three (3) Stock Splits, the number of shares of Preferred Stock outstanding as of Closing would be 611,556 shares. Parent is in the process of investigating the exact terms of the Preferred Stock so as to determine whether the Preferred Stock holders of record are entitled to receive additional shares of Preferred Stock as a result of the Stock Splits. The Parent does not believe that the holders of Preferred Stock are entitled to the issuance of additional Preferred Stock in connection with the Stock Splits. However, this issue is unresolved at present. Parent agrees to inform Gibson, the Company and its attorneys of the status of this investigation, and to share with Gibson, the Company and its attorneys all information obtained from Parent's corporate books and records, transfer agent records, and other sources with respect to this issue.

In the interim, as a condition precedent to Gibson's and the Companies' entering into the Agreement and performing their agreements and covenants under the Agreement, Parent agrees that, in the event Parent issues additional Preferred Stock to the holders thereof as a result of the Stock Splits (or in compromise or settlement of any alleged rights in connection with such Stock Splits), such issuance and any subsequent conversion of such Preferred Stock to Parent common stock (a "Dilution Event") shall not result in any dilution of Gibson's holdings of Parent common stock. Consequently, Parent agrees that if a Dilution Event occurs, Parent will immediately issue additional shares of Parent common stock to Gibson in an amount sufficient to ensure that Gibson's Ownership Percentage will not change as a result of the Dilution Event. Specifically, to the extent the Parent either issues, or the Parent's counsel concludes that it will be obligated to issue, more than 2,201,602 shares of Parent common stock as a result of or upon the conversion of the Preferred Stock, then the Parent shall promptly issue to Gibson that number of shares of Parent common stock equal to (i) the amount by which the number of shares of Parent common stock issuable upon conversion of the Preferred Stock exceeds 2,201,602 (ii) multiplied by .3736.

Please acknowledge you receipt of this letter and your agreement to the terms and conditions set forth hereunder by signing where indicated below and returning an executed copy of this letter to my attention. This letter may be executed by each party in separate counterparts, each of which shall be deemed an original, and each of which, when executed, shall constitute one and the same document.

Very truly yours,

CORPORATE VISION, INC.

By:

Its:

ACKNOWLEDGED AND AGREED TO:

STONY'S TRUCKING CO. GIBSON:

By: ________________________ __________________________

Gregory J. Gibson, President GREGORY J. GIBSON